UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2015

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2015, Ophthotech Corporation (the “Company”) entered into a sublease agreement (the “Sublease”) with Otsuka America Pharmaceutical, Inc., as sublandlord (the “Sublandlord”), pursuant to which the Company will sublease from the Sublandlord approximately 35,200 square feet of office space at One University Square, Princeton, New Jersey.  Effectiveness of the Sublease is subject to the Sublandlord’s receipt of the consent of RM Square, LLC (the “Prime Landlord”), as landlord under the prime lease for the premises.  The Company may terminate the Sublease in the event that the Sublandlord does not obtain the Prime Landlord’s consent to the Sublease by April 30, 2015.  The Company intends to use the subleased premises for development, commercial and corporate operations.  The term of the Sublease will commence on the date that the Sublandlord has received the Prime Landlord’s consent to the Sublease, will expire on March 15, 2021, and is subject to an early termination right in favor of the Company.  The termination right is exercisable prior to April 2017 and, if exercised, would be effective in February 2018 and would trigger a termination payment by the Company of approximately $1.2 million.  The Company has agreed to pay aggregate rental fees of approximately $6.9 million over the term of the Sublease, subject to certain partial rent abatements and offsets by the Sublandlord during the first three years of the Sublease.  The Company is also liable for taxes, operating expenses and utility and other charges related to the subleased premises.  The Company will provide a cash deposit to the Sublandlord in the amount of approximately $185,000 to secure its obligations under the Sublease.

The Company expects to file the Sublease as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2015. The foregoing description is qualified in its entirety by reference to the complete text of the Sublease when filed.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: April 14, 2015	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary